Exhibit 4.8

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

DURATEK, INC.

DURATEK, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:                                That at a meeting of the Board of Directors of the Corporation a resolution was duly adopted setting forth a proposed amendment of the Certificate of Designations of the 8% Cumulative Convertible Redeemable Preferred Stock (the “Convertible Preferred Stock”) of the Corporation, declaring said amendment to be advisable and to be considered at a meeting of the stockholders of the Corporation.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Designations of the 8% Cumulative Convertible Redeemable Preferred Stock, which is made a part of the Corporation’s Certificate of Incorporation, be amended by deleting paragraph (b) of Article III in its entirety and replacing it with the following:

(b)         On any matter on which the holders of Convertible Preferred Stock vote as a class, they shall be entitled to one vote for each share held, and on matters, other than the election of directors, unless Delaware law or this Certificate of Designations requires approval by a higher percentage, the matter shall be determined by a majority of the votes cast.

SECOND:                That thereafter, pursuant to resolutions of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held, at which meeting, including adjournments thereof, said amendment was approved by the affirmative vote of the holders of a majority of the outstanding shares of the Convertible Preferred Stock, voting as a separate class, and the affirmative vote of the holders of a majority of the outstanding shares of the Convertible Preferred Stock and Common Stock, voting together as a single class, in accordance with the General Corporation Law of the State of Delaware and the Corporation’s Certificate of Incorporation.

THIRD:                             The amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Robert E. Prince, the President and Chief Executive Officer of the Corporation, on this 12th day of May 2004.

/s/ Robert E. Prince
Robert E. Prince
President and CEO